Exhibit 10.1

COMPENSATION AGREEMENT

THIS COMPENSATION AGREEMENT (“Agreement”) is made as of March 1, 2019 (the “Effective Date”) by and between AgeX Therapeutics, Inc. (“AgeX”), a Delaware corporation, and Russell Skibsted (“Executive”).

1. Engagement; Position and Duties.

(a) AgeX agrees to engage Executive in the position described on Exhibit A (which Exhibit A is a part of this Agreement) effective as of the Effective Date. Executive shall perform the duties and functions described on Exhibit A and such other duties as the Chief Executive Officer or the Board of Directors of AgeX may from time to time determine. Executive shall devote Executive’s best efforts, skills, and abilities, on a part-time basis when and as requested by AgeX and its Subsidiaries. As an officer of the Company, Executive shall abide by the policies and procedures, as fixed from time to time by the Board of Directors, for officers of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics and its Insider Trading Policy (the “Policies”), notwithstanding that Executive is not an employee of the Company. Executive covenants and agrees that Executive will faithfully adhere to and fulfill the Policies, including any changes to the Policies that may be made in the future.

(b) Performance of Services for Subsidiaries. In addition to the performance of services for AgeX, Executive shall, to the extent so required by AgeX, also perform services for one or more subsidiary companies of AgeX (each a “Subsidiary”), provided that such services are consistent with the kind of services Executive performs or may be required to perform for AgeX under this Agreement. If Executive performs any services for any Subsidiary, Executive shall not be entitled to receive any compensation or remuneration in addition to or in lieu of the compensation and remuneration provided under this Agreement on account of such services for the Subsidiary. The Policies will govern Executive’s engagement by AgeX and any Subsidiaries for which Executive is asked to provide Services. In addition, Executive covenants and agrees that Executive will faithfully adhere to and fulfill such additional policies as may established from time to time by the board of directors of any Subsidiary for which Executive performs services, to the extent that such policies and procedures differ from or are in addition to the Policies adopted by AgeX.

(c) No Conflicting Obligations. Executive represents and warrants to AgeX and each Subsidiary that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would prohibit Executive, contractually or otherwise, from performing Executive’s duties as under this Agreement and the Policies.

(d) No Unauthorized Use of Third Party Intellectual Property. Executive represents and warrants to AgeX and each Subsidiary that Executive will not use or disclose, in connection with Executive’s performance of services for AgeX or any Subsidiary, any patents, trade secrets, confidential information, or other proprietary information or intellectual property as to which any other person has any right, title or interest, except to the extent that AgeX or a Subsidiary holds a valid license or other written permission for such use from the owner(s) thereof.

2. Compensation. The Company shall pay the fees determined in accordance with Schedule A. Executive shall submit an invoice monthly specifying the services provided. The Company shall pay Executive’s fees by check or wire transfer to an account designated by Executive, due within fifteen (15) days after the receipt of the invoice.

3. Non-Solicitation. During the term of Executive’s engagement, and for one year thereafter, Executive shall not, for Executive or any third party, directly or indirectly employ, solicit for employment or recommend for employment any person employed by AgeX or any Subsidiary. During the term of Executive’s engagement, Executive shall not, directly or indirectly as an employee, contractor, officer, director, member, partner, agent, or equity owner, engage in any activity or business that competes or could reasonably be expected to compete with the business of AgeX or any Subsidiary. Executive acknowledges that there is a substantial likelihood that the activities described in this Section would (a) involve the unauthorized use or disclosure of AgeX’s or a Subsidiary’s Confidential Information and that use or disclosure would be extremely difficult to detect, and (b) result in substantial competitive harm to the business of AgeX or a Subsidiary. Executive represents that abiding by the terms of this Section will not materially interfere with his rights to employment or to pursue his profession, and he has accepted the limitations of this Section as a reasonably practicable and unrestrictive means of preventing the unauthorized use or disclosure of Confidential Information and preventing competitive harm to the Company and its Subsidiaries.

4. Confidential Information. During Executive’s engagement, Executive may have access to trade secrets and confidential information of AgeX and one or more Subsidiaries. Confidential Information means all information and ideas, in any form, relating in any manner to matters such as: financial statements and other financial information; products; formulas; technology and know-how; inventions; clinical trial plans and data; business plans; marketing plans; financing plans; the identity, expertise, and compensation of employees and contractors; systems, procedures, and manuals; minutes (including also drafts of minutes) and notes of meetings and proceedings of the Board of Directors, committees of the Board of Directors, and stockholders of AgeX and its Subsidiaries; lists of stockholders and other documents and information relating to the internal affairs of AgeX and its Subsidiaries; correspondence, notices, and other communications to Executive or AgeX and its Subsidiaries received by Executive in the course of his engagement by AgeX or any Subsidiary; customers; suppliers; joint venture partners; research collaborators; and licensees. Confidential Information also shall include any information of any kind, whether belonging to AgeX, a Subsidiary, or any third party, that AgeX or a Subsidiary has agreed to keep secret or confidential under the terms of any agreement with any third party. Confidential Information does not include: (i) information that is or becomes publicly known through lawful means other than unauthorized disclosure by Executive; (ii) information that was rightfully in Executive’s possession prior to Executive’s engagement with AgeX and was not assigned or licensed to AgeX or a Subsidiary or was not disclosed to Executive in Executive’s capacity as a consultant, officer, or other fiduciary of AgeX or a Subsidiary; and (iii) information disclosed to Executive, after the termination of Executive’s engagement by AgeX, without a confidential restriction by a third party who rightfully possesses the information and did not obtain it, either directly or indirectly, from AgeX or a Subsidiary, and who is not subject to an obligation to keep such information confidential for the benefit of AgeX, a Subsidiary, or any third party with whom AgeX or a Subsidiary has a contractual relationship. Executive understands and agrees that all Confidential Information shall be kept confidential by Executive both during and after Executive’s engagement by AgeX or any Subsidiary. Executive further agrees that Executive will not, without the prior written approval by AgeX or a Subsidiary, disclose any Confidential Information, or use any Confidential Information in any way, either during the term of Executive’s engagement or at any time thereafter, except as required by AgeX or a Subsidiary in the course of Executive’s engagement by the Company or a Subsidiary.

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5. Termination of Engagement. Executive understands and agrees that Executive’s engagement under this Agreement has no specific term. This Agreement, and the engagement relationship, are “at will” and may be terminated by Executive or by AgeX (and the engagement of Executive by any Subsidiary by be terminated by the Subsidiary) with or without cause at any time by notice given orally or in writing. Upon termination of Executive’s engagement under this Agreement, AgeX and the Subsidiaries shall have no further obligation to Executive with respect to compensation except for payment of any consulting services and reimbursable travel expenses incurred between the Executive’s last invoice and the date of termination. This Agreement will terminate automatically upon the death or disability of Executive. Disability shall mean Executive’s inability to provide substantially all of the services required by the Company during any thirty (30) day period due to illness, injury, or bodily or mental infirmity as determined by the Company’s Board of Directors.

6. Turnover of Property and Documents on Termination. Executive agrees that on or before termination of Executive’s engagement, Executive will return to AgeX and all Subsidiaries all equipment and other property belonging to AgeX and the Subsidiaries, and all originals and copies of Confidential Information (in any and all media and formats, and including any document or other item containing Confidential Information) in Executive’s possession or control, and all of the following (in any and all media and formats, and whether or not constituting or containing Confidential Information) in Executive’s possession or control: (a) lists and sources of customers; (b) proposals or drafts of proposals for any research grant, research or development project or program, marketing plan, licensing arrangement, financing plan or agreement, or other arrangement with any third party; (c) reports, job or laboratory notes, specifications, and drawings pertaining to the research, development, products, patents, and technology of AgeX and any Subsidiaries; (d) any and all Intellectual Property developed by Executive during the course of engagement; (e) the Manual and memoranda related to the Policies; (f) minutes (including also drafts of minutes) and notes of meetings and proceedings of the Board of Directors, committees of the Board of Directors, and stockholders of AgeX and its Subsidiaries; (g) lists of stockholders and other documents and information relating to the internal affairs of AgeX and its Subsidiaries; and (f) correspondence, notices, and other communications to Executive or AgeX and its Subsidiaries received by Executive in the course of his engagement by AgeX or any Subsidiary.

7. Independent Contractor.

(a) Executive is an independent contractor of the Company and nothing in this Agreement shall be deemed to constitute Executive as an employee, officer, director, partner, or agent of the Company or any Subsidiary.

(b) Executive shall have no authority to bind the Company or any Subsidiary to any contract, agreement, or obligation beyond the payment of otherwise duly authorized obligations incurred by the Company or any Subsidiary and within the scope of authority for payment by the Chief Financial Officer as determined from time to time by the Board of Directors of the Company. Executive shall not hold himself out as the agent of the Company or any Subsidiary.

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(c) Executive represents he has experience and expertise in the applicable field of this Agreement, and that Executive has sufficient resources and facilities to perform the services contemplated by this Agreement.

(d) Executive is responsible for all of Executive’s own business expenses and shall not be reimbursed by the Company for any costs or expenses incurred by Executive in performing services under this Agreement; except that if the Company requests that Executive travel to the Company’s principal offices or places that are located more than 50 miles from Executive’s residence, the Company shall either provide Executive with transportation and lodging or shall reimburse Executive for reasonable travel and lodging expenses incurred by him provided that he provides invoices for such expenses and otherwise complies with the Company’s travel policies.

(e) Executive acknowledges and agrees that the fees for consulting services to be paid under Section 2 of this Agreement shall be the sole and exclusive compensation payable to Executive. Executive shall not be entitled to participate in any retirement, pension, life, health, accident and disability insurance, or other similar employee benefit plans which may be adopted by the Company or any Subsidiary for its officers or employees, and shall not be entitled to any paid vacation or sick leave time.

(f) Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under the Agreement or that would prohibit him, contractually or otherwise, from performing services as a consultant to the Company or any Subsidiary as provided herein.

8. Indemnity. Executive shall indemnify, defend, and hold harmless the Company and each Subsidiary and each of the directors, officers, employees, and shareholders of the Company and its Subsidiaries (the indemnified parties) from and against any and all lawsuits, proceedings, claims, demands, judgments, losses, damages, costs, or expenses (including attorneys’ fees and expenses) arising from or in connection with any and all of the following: (a) the failure on the part of Executive to pay any and all federal and state income tax and payroll taxes (including liability of Executive for withholding such taxes and F.I.C.A. and similar state or local payments in respect of Executive’s employees) incurred with respect to services performed under this Agreement by Executive, (b) fraud, willful violation of law, or any negligent acts or omissions of Executive in connection with the performance of services for the Company or a Subsidiary pursuant to this Agreement, and (c) the breach of any of Executive’s representations, warranties, or covenants contained in this Agreement. The provisions of this Section shall survive termination of this Agreement.

9. Workers Compensation. Insofar as required by applicable law, Executive shall provide workers compensation insurance to each of Executive’s employees (if any) in accordance with the relevant state and federal law.

10. Arbitration. It is the intention of Executive and AgeX that the Federal Arbitration Act and the California Arbitration Act shall apply with respect to the arbitration of disputes, claims, and controversies pursuant to, arising under, or in connection with this Agreement. Except for injunctive proceedings against unauthorized disclosure of Confidential Information, any and all claims or controversies between AgeX or any Subsidiary and Executive, including but not limited to (a) those involving the construction or application of any of the terms, provisions, or conditions of this Agreement or the Policies; (b) all contract or tort claims of any kind; and (c) any claim based on any federal, state, or local law, statute, regulation, or ordinance, including claims for unlawful discrimination or harassment, shall be settled by arbitration in accordance with the then current Optional Expedited Arbitration Procedures of the Judicial Arbitration and Mediation Service (“JAMS”). Judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction over AgeX and Executive. The location of the arbitration shall be San Francisco, California. Unless AgeX or a Subsidiary and Executive mutually agree otherwise, the arbitrator shall be a retired judge selected from a panel provided by JAMS. AgeX, or a Subsidiary if the Subsidiary is a party to the arbitration proceeding, shall pay the arbitrator’s fees and costs. Executive shall pay for Executive’s own costs and attorneys’ fees, if any. AgeX and any Subsidiary that is a party to an arbitration proceeding shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A TRIAL BY JURY OF ANY MATTERS COVERED BY THIS AGREEMENT TO ARBITRATE.

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11. Severability. In the event that any of the provisions of this Agreement or the Policies shall be held to be invalid or unenforceable in whole or in part, those provisions to the extent enforceable and all other provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included in this Agreement or the Policies. In the event that any provision relating to a time period of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period such court deems reasonable and enforceable, then the time period of restriction deemed reasonable and enforceable by the court shall become and shall thereafter be the maximum time period.

12. Agreement Read and Understood. Executive acknowledges that Executive has carefully read the terms of this Agreement, that Executive has had an opportunity to consult with an attorney or other representative of Executive’s own choosing regarding this Agreement, that Executive understands the terms of this Agreement, and that Executive is entering this agreement of Executive’s own free will.

13. Complete Agreement, Modification. This Agreement is the complete agreement between Executive and AgeX on the subjects contained in this Agreement. This Agreement supersedes and replaces all previous correspondence, promises, representations, and agreements, if any, either written or oral with respect to Executive’s engagement by AgeX or any Subsidiary and any matter covered by this Agreement. No provision of this Agreement may be modified, amended, or waived except by a written document signed both by AgeX and Executive.

14. Governing Law. This Agreement shall be construed and enforced according to the laws of the State of California.

15. Assignability. This Agreement, and the rights and obligations of Executive and AgeX under this Agreement, may not be assigned by Executive. AgeX may assign any of its rights and obligations under this Agreement to any successor or surviving corporation, limited liability company, or other entity resulting from a merger, consolidation, sale of assets, sale of stock, sale of membership interests, or other reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of AgeX’s obligations under this Agreement.

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16. Survival. This Section 16 and the covenants and agreements contained in Sections 3, 4, 6, 8, 10, 14, and 19 of this Agreement shall survive termination of this Agreement and Executive’s engagement.

17. Notices. Any notices or other communication required or permitted to be given under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested, or sent by next business day air courier service, or personally delivered to the party to whom it is to be given at the address of such party set forth on the signature page of this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 17).

18. Titles and Subtitles. The titles or headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, each such unenforceable provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if each such unenforceable provision were so excluded, and the balance of this Agreement as so interpreted shall be enforceable in accordance with its terms.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any document, including, without limitation, counterparts of this Agreement, may be transmitted by facsimile or other electronic means and upon receipt shall be deemed an original; provided that upon demand of the recipient, the sender within a reasonable time of such demand shall mail or deliver an originally signed copy of such document.

IN WITNESS WHEREOF, Executive and AgeX have executed this Agreement on the day and year first above written.

EXECUTIVE:

/s/ Russell Skibsted
Russell Skibsted

Address:

AGEX:

AgeX Therapeutics, Inc.

By:	/s/ Michael D. West
Michael D. West
Title:	Chief Executive Officer
Address:	1010 Atlantic Avenue, Suite 102
Alameda, California 94501

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EXHIBIT A

Job Title: Chief Financial Officer

Part-Time Engagement: Executive is being engaged to perform services as Chief Financial Officer on a part-time basis, working one day per week, except to the extent that the Chief Executive Officer or the Board of Directors requests or authorizes more than one day of services per week.

Duties: Executive shall perform the duties and functions as are normally carried out by a Chief Financial Officer of a developer of drug and cell therapy products and technologies of a size comparable to AgeX that has a class equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as the Board of Directors of AgeX (the “Board of Directors”) shall from time to time reasonably determine. Without limiting the generality of the immediately preceding sentence, but taking into account the fact that Executive will be working on a part-time basis, Executive shall to the extent feasible on a part-time basis:

●	As the senior financial and accounting officer of AgeX, Executive will provide business strategy and leadership in key financial areas, including advising the Board of Directors, and actively participating in the planning, decision-making and execution of AgeX’s financial and strategic plans.

●	Executive will have responsibility for compliance with all reporting obligations of a public corporation under the Exchange Act and AgeX’s disclosure obligations under the Securities Act of 1933, as amended.

●	Provide overall leadership, financial strategy and proactive direction to AgeX’s financial organization, and recruit and develop financial talent as required.

●	Provide advice and counsel on all financial matters to the Chief Executive Officer and the Board of Directors.

●	Contribute to the strategic direction of AgeX and collaborate with other senior management and the Board of Directors to refine and implement AgeX’s strategic plan.

●	In collaboration with the Chief Executive Officer be responsible for ensuring that AgeX has adequate capital to execute its strategic and business plans, creating financing plans, and executing equity and debt transactions as approved by the Board of Directors.

●	Work closely with senior management to assess and execute potential partnering opportunities and collaborations.

●	Ensure an effective investor relations function and, with the Chief Executive Officer serve as a primary point of contact with institutional investors, analysts and shareholders.

●	Participate actively in Board of Directors and Audit Committee meetings; provide advice and counsel on matters pertaining to governance and corporate compliance.

●	Manage key relationships and serve as AgeX’s principal contact with external auditors and tax advisors.

Compensation: A one-time retention payment of $18,465.38 payable with Executive’s first invoice for services rendered under this Agreement, and then $1,500 per week/$78,000 per year for one day of services per week. Services in excess of one day per week shall be compensated at the rate of $175 per hour.

No Participation in Employee Benefit Plans and Paid Time Off Policies: Executive shall be an independent contractor and not an employee of the Company or any of its Subsidiaries and shall not be eligible to participate in any AgeX or Subsidiary retirement, pension, life, health, accident and disability insurance, stock option plan or other similar employee benefit plans, or to receive, or to participate in, any vacation, sick leave, or other paid time off under any AgeX or Subsidiary plan, arrangement or policy for employees.

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